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                                                                    EXHIBIT 23.5

                     CONSENT OF TUCKER ANTHONY INCORPORATED

     We consent to the use in this Registration Statement on Form S-4 (the "Registration Statement") of our letter to the Board of Directors of Bugaboo Creek Steak House, Inc. ("BCS") included in Annex C to the Joint Proxy Statement/Prospectus that is a part of the Registration Statement, and to the references to such letter and our firm in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          TUCKER ANTHONY INCORPORATED

Boston, Massachusetts
July 12, 1996